[TEXT]

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C. 20549

                                 FORM 8-K

                              CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934




                             January 18, 1994
                              Date of Report
                     (Date of earliest event reported)




                          FLEMING COMPANIES, INC.
          (Exact name of Registrant as specified in its charter)




          OKLAHOMA                     1-8140                48-0222760
(State or other jurisdiction      (Commission File     (IRS Employer Identi-
     of incorporation)                 Number)             fication Number)




                    6301 Waterford Boulevard, Box 26647
                      Oklahoma City, Oklahoma  73126
                 (Address of Principal Executive Offices)



                              (405)  840-7200
                      Registrant's telephone number,
                            including area code





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Item 5.  Other Events

     On January 18, 1994, Fleming made a press release announcing details of its planned restructuring. The text of that press release is presented below.

     Fleming Companies said today that it will take a pre-tax charge of approximately $101 million in the fourth quarter of 1993. The charge is principally to cover costs associated with planned consolidations of facilities, the re-engineering of operating processes and organizational realignment at Fleming over the next two years. As a result, net earnings for the quarter and year will be reduced by approximately $62 million or $1.68 per share.

     "As we announced last December 16, Fleming was in the process of a thorough review of all its operations and business strategies that might result in the kinds of actions we are now taking," said Robert E. Stauth, president and chief executive officer. "The program outlined today is the result of that review and is consistent with our strategy to improve company performance through development of larger, more productive distribution centers and by eliminating functions and operations, including our five regional offices, that do not add economic value."

     When fully implemented, these actions are expected to reduce employment by at least 2,000, or 9% of the company work force, and lower operating costs by at least $65 million per year.

     Stauth said that the company will move immediately to eliminate its five regional staff offices. Fleming will also consolidate and realign several of its operating divisions while re-engineering operational processes throughout the company. In addition, the charge provides for write-downs of some physical retail store assets, primarily in the former Mid-South and Southern regions, that are no longer of strategic value to the company.

     "An important distinction here is that we are not simply restructuring the company -- we are re-engineering the way we operate," Stauth said. "Rather than merely dividing the same work among fewer people, we are eliminating functions that are redundant, inefficient or that do not add economic value. All of our efforts are focused on the clear objective of increasing shareholder value through consistent growth in earnings over the long term. Turning around a company this large is not an easy task. It will take us some time to accomplish all we have planned and, as we indicated in December, we do not expect earnings improvement in core
operations this year.   Although our plan for 1994 is still under review,
our primary focus is to implement the changes we have outlined today, as opposed to maximizing near-term results. During 1995, however, we expect earnings to benefit from the new initiatives disclosed today and for the company to begin to demonstrate a pattern of earnings growth."

     Separately, the company announced today several changes in its operations management and reporting relationships in support of the planned consolidations of facilities and organizational realignment that are part of the restructuring program outlined above.

     Divisional support activities of the company's five regional staff offices will now be assumed by corporate departments. The company's operating divisions will now report to three corporate operating officers. These are James E. Stuard, executive vice president, Dixon E. Simpson, vice president, and Mark K. Batenic, recently elected vice president. The company's general merchandise operations will report to Ronald C. Anderson, vice president-general merchandise. In addition, Glenn E. Mealman, formerly executive vice president-Mid-America region, has been appointed executive vice president-national accounts.

     Fleming markets food, food-related products and services through more than 2,900 supermarkets in 36 states.

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                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         FLEMING COMPANIES, INC.
                                              (Registrant)



Date: January 20, 1994              By:  /s/ Donald N. Eyler
                                         Senior Vice President-Controller